UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 18, 2019
ALIMERA SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34703	20-0028718
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6120 Windward Parkway Suite 290 Alpharetta, Georgia		30005
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (678) 990-5740

Not Applicable
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ALIM	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 19, 2019, Alimera Sciences, Inc. (the “Company”) issued a press release announcing that, based upon the recommendation of the Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Board”), on July 18, 2019 the Board appointed John Snisarenko to the Board as a Class I Director, with a term expiring at the Company’s 2020 annual meeting of stockholders. Mr. Snisarenko filled a vacancy on the Board created by the Board to permit his appointment. Mr. Snisarenko was also appointed to serve on the Company’s audit committee.

Mr. Snisarenko joined Shire (now Takeda) in 2017 as Group Vice President and Head of its ophthalmic business. During that time, he led a large, multidisciplinary team in the launch of Shire’s first ophthalmic therapeutic, Xiidra®, for treatment of dry eye. He also served as a member of the commercial leadership team at Shire and, as well, as played a key role in the divestiture of the ophthalmic business to Novartis Pharma, leaving that company’s employment on July 1, 2019.

Prior to joining Shire, Mr. Snisarenko led commercial activities for Genentech’s ophthalmology (Lucentis®) and rheumatology (Rituxan®, Actemra®) franchises for 10 years. All three medicines achieved more than $1 billion in sales in the U.S. Mr. Snisarenko also held various positions of increasing responsibility at CIBA Vision/Novartis Pharma. In his last nine years at Novartis, he served as vice president and business unit head for the Canadian business at Novartis Ophthalmics, holding general management responsibilities.

Mr. Snisarenko has held numerous advisory board positions and was a board member for the Foundation Fighting Blindness in Canada. He holds a B.Sc. in Biochemistry and an MBA in Marketing and International Business from McGill University in Montreal, Canada.

In connection with his election to the Board and pursuant to the Company’s recently updated non-employee director compensation program (the “2019 Director Compensation Program”), the Compensation Committee of the Board granted to Mr. Snisarenko options to purchase 46,150 shares of the Company’s common stock at an exercise price of $0.865, the closing price per share of the common stock on July 18, 2019, the date on which he joined the Board. The options were granted under the Company’s 2019 Omnibus Incentive Plan approved by the Company’s stockholders at its annual meeting held on June 18, 2019. The options will vest and become exercisable in equal monthly installments of 4,195 each on the 18th day of each month from August 18, 2019 through May 18, 2020, with a final vesting of 4,200 options on June 18, 2020 (the anniversary of the 2019 annual meeting of stockholders), provided Mr. Snisarenko provides continuous service to the Company through the applicable vesting date. In the event of a change of control of the Company or if Mr. Snisarenko’s service terminates due to his death or disability, the options will accelerate and become immediately exercisable. Also pursuant to the 2019 Director Compensation Program, Mr. Snisarenko will receive a $40,000 annual retainer for his service on the Board and a $10,000 annual retainer for his service on the audit committee (pro rata for the first year based on his actual days of service). In addition, he will be eligible to receive, upon the conclusion of each annual meeting of stockholders beginning in 2020, options to purchase an additional 50,000 shares of the Company’s common stock, provided he is then providing services to the Company.

The above summary of the 2019 Director Compensation Program is qualified in its entirety by reference to the full text of the 2019 Director Compensation Program, which is attached as Exhibit 10.62 hereto and is incorporated herein by reference.

Mr. Snisarenko and the Company will also enter into an indemnification agreement requiring the Company to indemnify him to the fullest extent permitted under Delaware law with respect to his service as a director. The indemnification agreement will be in the form the Company has entered into with its other directors and executive officers. This form is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (SEC File No. 333-162782), as filed with the SEC on October 30, 2009.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.1	Press Release dated July 19, 2019
10.62	Alimera Sciences, Inc. 2019 Non-Employee Director Compensation Program

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIMERA SCIENCES, INC.

Dated: July 19, 2019	By:	/s/ J. Philip Jones
	Name:	J. Philip Jones
	Title:	Chief Financial Officer